EXHIBIT 99.1

Directors and Executive Officers of Reporting Persons

FIDELITY NATIONAL FINANCIAL, INC.
The names and present principal occupations of the directors and executive officers of Fidelity National Financial, Inc. are set forth below. The business address of each director or executive officer is 601 Riverside Avenue, Jacksonville, Florida 32204. Each of the named individuals is a citizen of the United States.

William P. Foley, II	Executive Chairman of the Board of Directors/Director
Frank P. Willey	Vice Chairman of the Board of Directors/Director
Raymond R. Quirk	Chief Executive Officer
Brent B. Bickett	President
Mike Nolan	Co-Chief Operating Officer
Roger Jewkes	Co-Chief Operating Officer
Anthony J. Park	Executive Vice President and Chief Financial Officer
Peter T. Sadowski	Executive Vice President and Chief Legal Officer
Michael L. Gravelle	Executive Vice President, General Counsel and Corporate Secretary
Douglas K. Ammerman	Director
Willie D. Davis	Director
John D. Rood	Director
Thomas M. Hagerty	Director
Daniel D. (Ron) Lane	Director
Richard N. Massey	Director
Peter O. Shea, Jr.	Director
Cary H. Thompson	Director

FIDELITY NATIONAL FINANCIAL VENTURES, LLC
The names and present principal occupations of the directors and executive officers of Fidelity National Financial Ventures, LLC are set forth below. The business address of each director or executive officer is 601 Riverside Avenue, Jacksonville, Florida 32204. Each of the named individuals is a citizen of the United States.

William P. Foley, II	Chairman of the Board of Managers and Senior Managing Director
Brent B. Bickett	Managing Director
Anthony J. Park	Managing Director, Finance
Michael L. Gravelle	Managing Director and Corporate Secretary
Richard L. Cox	Managing Director and Chief Tax Officer
David Ducommun	Managing Director, Corporate Finance